                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                  Registration No. 333-130789-03

[BEAR STEARNS LOGO]                                        [NORGAN STANLEY LOGO]

                            ------------------------
                                      PWR14
                            ------------------------
                                 $2,196,646,000
                                  (APPROXIMATE)

          BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES TRUST 2006-PWR14

                                AS ISSUING ENTITY

                BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES INC.

                                  AS DEPOSITOR

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                      PRINCIPAL COMMERCIAL FUNDING II, LLC
                    PRUDENTIAL MORTGAGE CAPITAL FUNDING, LLC
                     BEAR STEARNS COMMERCIAL MORTGAGE, INC.
                        NATIONWIDE LIFE INSURANCE COMPANY
                       PRINCIPAL COMMERCIAL FUNDING, LLC

                      AS SPONSORS AND MORTGAGE LOAN SELLERS

                            ------------------------
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 2006-PWR14
                            ------------------------
                                DECEMBER 5, 2006
BEAR, STEARNS & CO. INC.                                          MORGAN STANLEY
CO-LEAD BOOKRUNNING MANAGER                          CO-LEAD BOOKRUNNING MANAGER

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                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.
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                                       T-1

                          $2,196,646,000 (APPROXIMATE)
          BEAR STEARNS COMMERCIAL MORTGAGE SECURITIES TRUST 2006-PWR14
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 2006-PWR14

The rights, interests and entitlements that are collectively described in the free writing prospectus (denominated as a prospectus supplement) dated November
21, 2006 (the "Free Writing Prospectus") with the respect to the class X certificates (and/or with respect to the class X-1 and/or class X-2 certificates) may be further subdivided into one or more classes or subclasses of interest-only certificates. The various classes and subclasses of interest-only certificates will collectively entitle their holders to the same total rights and payments as are otherwise described in the Free Writing
Prospectus with respect to the class X certificates collectively.

In addition to the information otherwise set forth in the Free Writing
Prospectus under the caption "Description of the Mortgage Pool--Certain
Characteristics of the Mortgage Pool--Subordinate and/or Other Financing--Other
Property-Secured Financing and Mezzanine and Similar Financing--Permitted In
Future (Secured Financing and Mezzanine and Similar Financing)", the borrowers under the pooled mortgage loan secured by the mortgaged property identified on
Appendix B to the Free Writing Prospectus as Sycamore Center are permitted to incur future mezzanine financing, subject to the satisfaction of certain conditions set forth in the mortgage loan documents, including but not limited to: (i) the aggregate loan-to-value ratio may not exceed 85%; (ii) the debt service coverage ratio on the aggregate debt must be equal to or greater than
1.05x; (iii) the future mezzanine debt will be subject to an intercreditor agreement and (iv) the Sycamore Borrowers must deliver rating agency confirmation of no downgrade of the ratings on the series 2006-PWR14 certificates.

With respect to the pooled mortgage loan secured by the mortgaged property identified on Appendix B to the Free Writing Prospectus as Office Depot Oxford
MS (Loan ID #219), the rate per annum set forth on such Appendix B under the caption "Interest Rate" is replaced with 6.174%.

The words "Not Allowed" immediately succeeding the bold heading "Additional
Indebtedness" appearing on page D-28 of Appendix D to the Free Writing
Prospectus in the applicable section titled "Mortgage Loan No. 6 -- Sycamore
Center", are replaced in their entirety with the following:

     The Sycamore Borrowers are permitted to incur future mezzanine financing, subject to the satisfaction of certain conditions set forth in the mortgage loan documents, including but not limited to: (i) the aggregate loan-to-value ratio may not exceed 85%; (ii) the debt service coverage ratio on the aggregate debt must be equal to or greater than 1.05x; (iii)
     the future mezzanine debt will be subject to an intercreditor agreement and
     (iv) the Sycamore Borrowers must deliver rating agency confirmation of no downgrade of the ratings on the series 2006-PWR 14 certificates.

                                       T-2

                      STATEMENT REGARDING ASSUMPTIONS AS TO
                      -------------------------------------
               SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION
               ---------------------------------------------------

The information contained in the attached materials (the "Information") may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the "Statement Regarding Assumptions and
Other Information", please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information
(paydown factors, rate resets, remittance reports and trustee statements).
Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current
Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates.
We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to
ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

                                       T-3